                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                 PRICING SUPPLEMENT NO. 1600 DATED 20 MARCH 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $12,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
  CURRENTLY TOTALING A$2,552,488,000 (A$ 2,534,988,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

1.        Issuer:                         Queensland Treasury Corporation
    (i)
    (ii)  Guarantor:                      The Treasurer on behalf of the Government of Queensland

2.        Benchmark line:                 2015
                                          (to be  consolidated  and form a single  series with QTC 6%
                                          Global A$ Bonds due 14 October, 2015, ISIN US748305BE82)

3.        Specific Currency or            AUD ("A$")
          Currencies:

4.  (i)   Issue price:                    106.765%
    (ii)  Dealers' fees and commissions   No fee or commission is payable in respect of the issue of
          paid by Issuer:                 the bond(s) described in this Pricing Supplement. Instead,
                                          QTC pays fees and commissions in accordance with the
                                          procedure described in the QTC Offshore and Onshore Fixed
                                          Interest Distribution Group Operational Guidelines.

5.        Specified Denominations:        A$1,000

6.  (i)   Issue Date:                     23 March 2006
    (ii)  Record Date:                    6 April/6 October. Security will be ex-interest on and from
                                          7 April/7 October.
    (iii) Interest Payment Dates:         14 April/14 October

7.        Maturity Date:                  14 October 2015

8.        Interest Basis:                 6 per cent Fixed Rate

9.        Redemption/Payment Basis:       Redemption at par

10.       Change of Interest Basis or     Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:            Senior and rank pari passu  with  other  senior,  unsecured debt obligations of QTC
    (ii)  Status of the Guarantee:        Senior and ranks  pari  passu with all its other  unsecured obligations

12.       Method of distribution:         Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:            6 percent per annum payable semi-annually in arrears
    (ii)  Interest Payment Date(s):       14 April and 14 October in each year up to and including
                                          the Maturity Date
    (iii) Fixed Coupon Amount(s):         A$30 per A$1,000 in nominal amount
    (iv)  Determination Date(s):          Not Applicable
    (v)   Other terms relating to the     None
          method of calculating
          interest for Fixed Rate
          Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:        A$1,000 per bond of A$1,000 Specified Denomination

15.       Early Redemption Amount(s)      Not Applicable
          payable on redemption for
          taxation reasons or on event
          of default and/or the method
          of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                  Permanent Global Note not exchangeable for Definitive Bonds

17.       Additional Financial            Not Applicable
          Centre(s) or other special
          provisions relating to
          Payment Dates:

18.       Talons for future Coupons or    No
          Receipts to be attached to
          Definitive Bonds (and dates
          on which such Talons mature):

19.       Other terms or special          Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and        Not Applicable
          addresses of Managers and
          underwriting commitments:
    (ii)  Date of Dealer Agreement:       20 March 2006
    (iii) Stabilizing Manager(s) (if      Not Applicable
          any):

21.       If non-syndicated, name and     Deutsche Capital Markets Australia Ltd
          address of relevant Dealer:     Level 18, Grosvenor Place
                                          225 George Street
                                          Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C      TEFRA Not Applicable
          rules applicable or TEFRA
          rules not applicable:

23.       Additional selling              Not Applicable
          restrictions:

LISTING APPLICATION

     This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   Listing:                                   Bourse de Luxembourg.
(ii)  Admission to trading:                      Application has been made for the bonds to be
                                                 admitted to trading on the regulated market of the
                                                 Bourse de Luxembourg with effect from the Issue
                                                 Date.

2.    RATINGS

      Ratings:                                   The bonds to be issued have been rated:

                                                 S&P:     AAA
                                                 Moody's: Aaa

                                                 An obligation rated 'AAA' by S&P has the highest
                                                 credit rating assigned by Standard & Poor's. The
                                                 obligor's capacity to meet its financial commitment
                                                 on the obligation is extremely strong.

                                                 Obligations rated Aaa by Moody's are judged to be of
                                                 the highest quality with minimal credit risk.

                                                 A credit rating is not a recommendation to buy, sell
                                                 or hold securities and may be revised or withdrawn
                                                 by the rating agency at any time. Each rating should
                                                 be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                     See "Use of Proceeds" section in the prospectus
                                                 supplement.
(ii)  Estimated net proceeds:                    Not Applicable.
(iii) Estimated total expenses:                  Not Applicable.

5.    YIELD

      Indication of yield:                       5.44

                                                 Calculated as 7 basis points less than the yield on
                                                 the equivalent A$ Domestic Bond issued by the Issuer
                                                 under its Domestic A$ Bond Facility on the Trade
                                                 Date.

                                                 The yield is calculated on the Trade Date on the
                                                 basis of the Issue Price. It is not an indication of
                                                 future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                                 US748305BE82
(ii)  Common Code:                               017598066
(iii) CUSIP Code:                                748305BE8
(iv)  Any clearing system(s) other than          Not Applicable
      Depositary Trust Company, Euroclear Bank
      S.A./N.V. and Clearstream Banking,
      societe anonyme and the relevant
      identification number(s):
(v)   Delivery:                                  Delivery free of payment
(vi)  Names and addresses of additional Paying   Not Applicable
      Agent(s) (if any):